Exhibit 10.9

LEGACY SABRE SPRINGS

OFFICE LEASE

LEGACY SABRE SPRINGS, LLC,
a California limited liability company,

as Landlord,

and

1st PACIFIC BANK OF CALIFORNIA,
a California corporation,

as Tenant

EXHIBITS

A	OUTLINE OF PREMISES
A-1	CONCEPTUAL SITE PLAN OF REAL PROPERTY
B	TENANT WORK LETTER
C	AMENDMENT TO LEASE
D	RULES AND REGULATIONS
E	SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
F	PROJECT SIGN CRITERIA
G	VISITOR PARKING LOCATION

EXTENSION OPTION RIDER

i

INDEX

Pages

Additional Rent	3
Adjacent Building	1
Affiliates	16
Alterations	10
Approved Working Drawings	Exhibit B
Architect	Exhibit B. Exhibit B
ATM	8
ATM Facility	8
Base Rent	3
Base, Shell and Core	Exhibit B
BOMA	2
Brokers	23
Building II	1
Buildings	1
Calendar Year	3
Claims	11
Construction	24
Construction Drawings	Exhibit B. Exhibit B
Contractor	Exhibit B
Cost Pools	4
Cost Proposal	Exhibit B
Current Lender	17
Effective Date	2
Eligibility Period	9
Engineers	Exhibit B. Exhibit B
Estimate	6
Estimate Statement	6
Estimated Excess	6
Excess	6
Excluded Claims	11
Expense Base Year	3
Expense Year	4
Extension Rider	Rider
Fair Market Rental Rate	1
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
Force Majeure	23
Hazardous Material	8
Holidays	8
Interest Rate	7
Landlord	1
Landlord Parties	11
Landlord Supervision Fee	Exhibit B
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Monument Sign	22
Notices	23
Operating Expenses	4
Option Rent	1
Option Term	1
Original Tenant	17
Other Buildings	7
Outside Date	2
Outside Date Termination Notice	2
Over-Allowance Amount	Exhibit B
Over-Allowance Cap	Exhibit B
Parking Facilities	1
Partial Cost Proposal	Exhibit B
Permits	Exhibit B
Premises	1
Project	1
Proposition 13	5
Real Property	1
Rent	3
rentable square feet	2
Security Deposit	19
Specifications	Exhibit B
Statement	6
Subject Space	14
Subleasing Costs	15

i

Pages

Summary	iii
Systems and Equipment	5
Tax Expense Base Year	5
Tax Expenses	5
Temporary Extension Term	16
Tenant	1
Tenant Delays	Exhibit B
Tenant Improvement Allowance	Exhibit B
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Parties	11
Tenant Work Letter	Exhibit B
Tenant’s Name Sign	22
Tenant’s Share	5
Time Deadlines	Exhibit B
Transfer Notice	14
Transfer Premium	15
Transfers	14
usable square feet	2
Utilities Base Year	6
Utilities Costs	6

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)			DESCRIPTION

1.	Date:		September 30, 2004

2.	Landlord:		LEGACY SABRE SPRINGS, LLC, a California limited liability company

3.	Address of Landlord (Section 24.19):		Legacy Sabre Springs, LLC c/o Legacy Partners Commercial, Inc. 30 Executive Park, Suite 100 Irvine, California 92614 Attention: Regional Vice President, Operations

4.	Tenant:		1ST PACIFIC BANK OF CALIFORNIA, a California corporation

5.	Address of Tenant (Section 24.19):		1ST Pacific Bank of California 7728 Regents Road, Suite 503 San Diego, California 92122 Attention: A. Vincent Siciliano (Prior to Lease Commencement Date)

and

1ST Pacific Bank of California 13500 Evening Creek Drive, Suite 100 San Diego, California 92128 Attention: A. Vincent Siciliano (After Lease Commencement Date)

6.	Premises (Article 1):

	6.1	Premises:	Approximately 5,316 rentable and 4,664 usable square feet of space located on the first (1st) floor of the Building (as defined below), as set forth in Exhibit A attached hereto.

	6.2	Building:	The Premises are located in “Building No. I” (sometimes referred to herein as the “Building”) whose address is 13500 Evening Creek Drive, San Diego, California

7.	Term (Article 2):

	7.1	Lease Term:	Eighty-four (84) months.

	7.2	Lease Commencement Date:

The earlier to occur of (i) the date Tenant commences business operations in the Premises, or (ii) the date the Premises are Ready for Occupancy (as defined in the Tenant Work Letter attached hereto as Exhibit B), which Lease Commencement Date is anticipated to be February 1, 2005.

	7.3	Lease Expiration Date:	The last day of the month in which the seventh (7th) anniversary of the Lease Commencement Date occurs.

TERMS OF LEASE (References are to the Office Lease)		DESCRIPTION

8.	Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$178,617.60	$14,884.80	$2.80
2	$183,720.96	$15,310.08	$2.88
3	$189,462.24	$15,788.52	$2.97
4	$195,203.52	$16,266.96	$3.06
5	$200,944.80	$16,745.40	$3.15
6	$206,686.08	$17,223.84	$3.24
7	$213,065.28	$17,755.44	$3.34

* Subject to abatement as provided in Article 3 of the Office Lease.

9.	Additional Rent (Article 4):

	9.1	Expense Base Year:	Calendar year 2005.

	9.2	Tax Expense Base Year:	Calendar year 2005.

	9.3	Utilities Base Year:	Calendar year 2005.

	9.4	Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs:	3.77% (5,316 rentable square feet within the Premises/140,915 rentable square feet within the Building).

10.		Security Deposit (Article 20):	$17,755.44.

11.		Parking (Article 23):	Four (4) parking passes for every 1,000 usable square feet of the Premises.

12.		Brokers (Section 24.25):	CB Richard Ellis represents Landlord and Irving Hughes represents Tenant.

OFFICE LEASE

This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between LEGACY SABRE SPRINGS, LLC, a California limited liability company (“Landlord”), and 1ST PACIFIC BANK. OF CALIFORNIA, a California corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1                                 Real Property, Building and Premises.

1.1.1                        Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building defined in Section 6.2 of the Summary to be constructed on the Real Property. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto.

1.1.2                        Building and Real Property/Project. The Building is part of a multi-office building project (“Project”) constructed on the Real Property (as defined below) known as “Legacy Sabre Springs” which also includes an additional office building located adjacent to the Building at 13520 Evening Creek Drive, San Diego, California (“Building I”). Building I and Building II are sometimes collectively referred to herein as the “Buildings.” The Project may contain an additional office building that may be constructed on the Real Property and located adjacent to the Buildings (“Adjacent Building”). The term “Real Property,” as used in this Lease, shall mean, collectively, (i) the Buildings, (ii) the Adjacent Building (if and when constructed), (iii) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Buildings and the Adjacent Building (if and when constructed), including parking structures and surface parking facilities now or hereafter servicing the Buildings, the Adjacent Building (if and when constructed) and any other buildings which may be constructed within the Project (collectively, the “Parking Facilities”), which are designated from time to time by Landlord as common areas (or parking facilities, as the case may be) appurtenant to or servicing the Buildings, the Adjacent Building (if and when constructed) and any such other buildings; (iv) any additional buildings, improvements, facilities, parking areas and structures and common areas which Landlord (and/or any common area association formed by Landlord or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project; provided, however, that no such additions shall materially and adversely interfere with Tenant’s permitted use of the Premises (as described in Article 5 below) or unreasonably interfere with Tenant’s access to the Premises or the Building (including Tenant’s access to the Parking Facilities); and (iv) the land upon which any of the foregoing are situated. The site plan depicting the current configuration of the Real Property and proposed Project is set forth in Exhibit A-l attached hereto. Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, the Adjacent Building, or any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-l attached hereto (as the same may be modified by Landlord from time to time without notice to Tenant), other than Landlord’s obligations set forth in the Tenant Work Letter to construct the Base, Shell and Core of the Building, and the initial Tenant Improvements for the Premises pursuant to the provisions of the Tenant Work Letter, and (2) Landlord shall have the right from time to time to include or exclude any improvements or facilities within the Project, at Landlord’s sole election, as more particularly set forth in Section 1.1.3 below.

1.1.3                        Tenant’s and Landlord’s Rights. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located within the Building, and the non-exclusive use of the areas located on the Real Property designated by Landlord from time to time as common areas for the Building; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Real Property, and (B) such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Building without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserves the right from time to time to use any of the common areas of the Real Property, and the roof, risers and conduits of the Building for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Real Property or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, parking spaces, parking structures and parking areas, and (y) expanding or decreasing the size of the Real Property and any common areas and other elements thereof, including adding or deleting buildings thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Real Property; (3) form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, parking areas, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the

Building and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Direct Expenses; and (4) perform such other acts and make such other changes with respect to the Real Property as Landlord may, in the exercise of good faith business judgment, deem to be appropriate; provided, however, that Landlord agrees to exercise its rights under this Section 1.1.3 so as to minimize any material, adverse interference with Tenant’s use of and access to the Premises (including Tenant’s parking rights hereunder). Landlord, as part of Operating Expenses, agrees to maintain the common areas-of the Real Property in a first-class manner consistent with other first-class office buildings in the Central San Diego County area.

1.2                                 Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Lease Commencement Date; provided, however, in the event that, as of the date of execution of this Lease, the Base, Shell and Core of the Building (as defined in Section 1 of Exhibit B), in its condition existing as of such date without regard to any of the Tenant Improvements, alterations or other improvements to be constructed or installed by or on behalf of Tenant in the Premises or Tenant’s use of the Premises, and based solely on an unoccupied basis, (A) does not comply with applicable laws in effect as of the date hereof, or (B) contains latent defects (not caused by Tenant’s acts or omissions), then Landlord shall be responsible, at its sole cost and expense which shall not be included in Operating Expenses (except as otherwise permitted in Section 4.2 hereof), for correcting any such non-compliance to the extent and as and when required by applicable laws, and/or correcting any such latent defects as soon as reasonably possible after receiving notice thereof from Tenant; provided, however, that if Tenant fails to give Landlord written notice of any such latent defects described in clause (B) hereinabove within two (2) months after the Lease Commencement Date, then the correction of any such latent defects shall, subject to Landlord’s repair obligations in Section 7.2 hereof, be Tenant’s responsibility at Tenant’s sole cost and expense.

1.3                                 Rentable and Usable Square Feet. The rentable and usable square feet for the Premises are approximately as set forth in Section 6.1 of the Summary. For purposes hereof, the “usable square feet” of the Premises and the “rentable square feet” of the Premises and the Buildings and the Adjacent Building in the Project shall be calculated by Landlord pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996 (“BOMA”), as modified for the Project pursuant to Landlord’s standard rentable area measurements for the Project, to include, among other calculations, a portion of the common areas and service areas of the Buildings and the Adjacent Building in the Project. If the rentable and usable square feet of the Premises and/or the rentable square feet of the Building pursuant to the BOMA Standard, shall be different from the amounts thereof set forth in this Lease, Landlord shall modify all amounts, percentages and figures appearing or referred to in this Lease to conform to such corrected square footage amounts therefor (including, without limitation, the amount of the Base Rent, Tenant’s Share of Operating Expenses, Tax Expense and Utilities Costs and the Tenant Improvement Allowance). Any such modifications shall be confirmed in writing by Landlord to Tenant.

ARTICLE 2

LEASE TERM

2.1                                 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date (as set forth in Section 7.2(ii) of the Summary), Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected. In the event that the Lease Commencement Date is a date which is other than the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary, within a reasonable period of time after the date Tenant takes possession of the Premises Landlord shall deliver to Tenant an amendment to lease in the form attached hereto as Exhibit C, attached hereto, setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date, and Tenant shall execute and return such amendment to Landlord within five (5) days after Tenant’s receipt thereof. In the event that Landlord does not deliver such amendment to Tenant, the Lease Commencement Date shall be deemed to be the anticipated Lease Commencement Date set forth in Section 7.2(ii) of the Summary.

2.2                                 Outside Date; Termination. In the event that Substantial Completion of the Premises has not occurred by the “Outside Date,” which Outside Date shall be April 1, 2005, as such Outside Date may be extended by the number of days of Tenant Delays (as defined in the Tenant Work Letter) and by the number of days of “Force Majeure” delays (as defined in Section 24.17 hereof) then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the “Outside Date Termination Notice”) electing to terminate this Lease effective upon receipt of the Outside Date Termination Notice by Landlord (the “Effective Date”). Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than ten (10) business days after the Outside Date. If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to suspend the Effective Date for a period ending thirty (30) days after the original Effective Date. In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of the Contractor (as defined in the Tenant Work Letter) certifying that it is such Contractor’s best good faith judgment that Substantial

Completion of the Premises will occur within thirty (30) days after the original Effective Date. If Substantial Completion of the Premises occurs within said thirty (30) day suspension period, then the Outside Date Termination Notice shall be of no further force and effect; if, however, Substantial Completion of the Premises does not occur within thirty (30) day suspension period, then this Lease shall terminate as of the date of expiration of such thirty (30) day period. If, prior to the Outside Date, Landlord determines that Substantial Completion of the Premises will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord’s opinion as to the date by which Substantial Completion of the Premises shall occur and Tenant shall be required, within five (5) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that this Lease shall thereupon terminate and shall be of no further force and effect) or agree to extend the Outside Date to that date which is set by Landlord. Failure of Tenant to so respond in writing within said five (5) business day period shall be deemed to constitute Tenant’s agreement to extend the Outside Date to that date which is set by Landlord. If the Outside Date is so extended, Landlord’s right to request Tenant to elect to either terminate this Lease or further extend the Outside Date shall remain and shall continue to remain, with each of the notice periods and response periods set forth above, until the Substantial Completion of the Premises or until this Lease is terminated. Upon termination of this Lease pursuant to this Section 2.2, the parties shall be relieved of all further obligations under this Lease except for those obligations under this Lease which expressly survive the expiration or sooner termination of this Lease.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s monthly Base Rent for the second (2nd) and third (3rd) full months of the initial Lease Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Article 19 of this Lease, then as a part of the recovery set forth in Article 19 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Article 3.

ARTICLE 4

ADDITIONAL RENT

4.1                                 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Operating Expenses allocated to the Building and applicable to the Expense Base Year; plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Tax Expenses allocated to the Building and applicable to the Tax Expense Base Year; plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3.4 below) which are in excess of the amount of Utilities Costs allocated to the Building and applicable to the Utilities Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2                                 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1                        “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2                        “Expense Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.3                        “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4                        “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems and all other “Systems and Equipment” (as defined in Section 4.2.5 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Real Property; (v) the cost of parking area repair, restoration, and maintenance; (vi) any equipment rental agreements or management agreements (including the cost of any management fee (not to exceed five percent (5%) of the gross receipts of the Real Property) and the fair rental value of any office space provided thereunder); (vii) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Real Property; (ix) the cost of janitorial service, alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re roofing; (x) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Real Property; and (xi) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (II) made to the Real Property or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, or (III) which are reasonably determined by Landlord to be in the best interests of the Real Property; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Buildings (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Buildings (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between the Building and/or among different tenants of the Project and/or different buildings of the Real Property as and when such different buildings (including, but not limited to, Building II and the Adjacent Building) are constructed and added to (and/or excluded from) the Real Property or otherwise (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and retail space tenants of the Real Property or of a building or buildings in the Real Property. Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Real Property. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools.

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and costs relating to capital improvements or expenditures.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Real Property; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Real Property to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.4, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Real Property; (F) Utilities Costs; and (G) Tax Expenses.

4.2.5                        “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve either or both of the Buildings and/or the Adjacent Building and/or any other building in the Project in whole or in part.

4.2.6                        “Tax Expense Base Year” shall mean the year set forth in Section 9.2 of the Summary.

4.2.7                        “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Buildings (and, if and when constructed, the Adjacent Building) were fully constructed and the Real Property, the Buildings (and, if and when constructed, the Adjacent Building) and all tenant improvements in the Buildings (and, if and when constructed, the Adjacent Building) were fully assessed for real estate tax purposes.

4.2.7.1               Tax Expenses shall include, without limitation:

(i)                                     Any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;

(ii)                                  Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii)                               Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv)                              Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v)                                 Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.7.2               In no event shall Tax Expenses for any Expense Year be less than the Tax Expenses for the Tax Expense Base Year.

4.2.7.3               Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Real Property), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.8                        “Tenant’s Share” shall mean the percentage set forth in Section 9.4 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9.4 of the Summary), and stating such amount as a percentage. Landlord shall have the right from time to time to redetermine the rentable square feet of the Premises and/or Building, and Tenant’s Share shall be appropriately adjusted to reflect any such redetermination. If Tenant’s Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.9                        “Utilities Base Year” shall mean the year set forth in Section 9.3 of the Summary.

4.2.10                  “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer and electricity, and the costs of HVAC (including, unless paid by Tenant pursuant to Section 6.1.2 below, the cost of electricity to operate the HVAC air handlers) and other utilities (but excluding (i) the cost of electricity consumed in the Premises and the premises of other tenants of the Building, the Adjacent Building and any other buildings in the Project (since Tenant is separately paying for the cost of electricity pursuant to Section 6.1.2 below) and (ii) those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments and surcharges. Utilities Costs shall be calculated assuming the Buildings (and during the period of time when any other office buildings are fully constructed and ready for occupancy and are included by Landlord within the Project), are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities other than gas and electricity (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Real Property under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Real Property or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Real Property. For purposes of determining Utilities Costs incurred for the Utilities Base Year, Utilities Costs for the Utilities Base Year shall not include any one time special charges, costs or fees or extraordinary charges or costs incurred in the Utilities Base Year only, including those attributable to boycotts, embargoes, strikes or other shortages of services or fuel. In addition, if in any Expense Year subsequent to the Utilities Base Year, the amount of Utilities Costs decreases due to a reduction in the cost of providing utilities to the Real Property for any reason, including without limitation, because of deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities providers, then for purposes of the Expense Year in which such decrease in Utilities Costs occurred and all subsequent Expense Years, the Utilities Costs for the Utilities Base Year shall be decreased by an amount equal to such decrease.

4.3                                 Calculation and Payment of Additional Rent.

4.3.1                        Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Operating Expenses allocated to the Building for the Expense Base Year and/or (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Tax Expenses allocated to the Building for the Tax Expense Base Year, and/or (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for such Expense Year exceeds Tenant’s Share of Utilities Costs allocated to the Building for the Utilities Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to such excess (the “Excess”).

4.3.2                        Statement of Actual Operating Expenses. Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first day of May following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 of this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3                        Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing (i) Tenant’s Share of Operating Expenses allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Operating Expenses allocated to the Building for the Expense Base Year, (ii) Tenant’s Share of Tax Expenses allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Tax Expenses allocated to the Building for the Tax Expense Base Year, and (iii) Tenant’s Share of Utilities Costs allocated to the Building, which shall be based upon the Estimate, to Tenant’s Share of Utilities Costs allocated to the Building for the Utilities Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4                        Allocation of Operating Expenses, Tax Expenses and Utilities Costs to Building. The parties acknowledge that the Building is a part of a multi-office building project consisting of the Buildings and the Adjacent Building (if and when constructed) and such other buildings as Landlord may elect to construct and include as part of the Real Property from time to time (collectively, the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Real Property (i.e. the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Buildings and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building, Building II and such Other Buildings, as applicable, shall be allocated directly to the Building, Building II and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Real Property as a whole, and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of Building II and the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Real Property as a whole. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord elects, at its sole option, to subdivide certain common area portions of the Real Property such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas, accessways and/or parking areas into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building, Building II and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

4.4                                 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1                        said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2                        said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or

4.4.3                        said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5                                 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

ARTICLE 5

USE OF PREMISES

5.1                                 Permitted Use. Tenant shall use the Premises solely for retail banking, related financial services and general office purposes, all to the extent consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.

Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Real Property is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Real Property. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material,” as that term is defined below. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Real Property is located or the United States Government.

5.2                                 ATM Facility. Subject to all applicable governmental approvals, during the Lease Term, Tenant shall have the exclusive right to install and maintain one (1) automated transaction machine (the “ATM”) in an area on the exterior of the Building that shall be subject to Landlord’s approval, in Landlord’s sole and absolute discretion (collectively, the “ATM Facility”). In addition, Landlord agrees that Tenant, at Tenant’s sole cost and expense, shall be permitted to maintain the name “1st Pacific Bank of California” on the ATM Facility, in a location thereon to be agreed upon by the parties. In connection with Tenant’s operation of the ATM Facility, Tenant shall, at its sole cost and expense (i) obtain and maintain all necessary federal, state, and local permits, licenses, and approvals; (ii) comply with all laws applicable to the use and operation of the ATM Facility, including, without limitation any provisions of the Americans with Disabilities Act; (iii) maintain the ATM Facility, and the area in the vicinity thereof, in clean and working condition and service the ATM Facility with cash and supplies (such services shall be performed before or after the normal business hours of the Real Property, except as deemed reasonably necessary by Tenant); (iv) provide all security measures that are customary for similar facilities in comparable projects in the vicinity of the Real Property including, without limitation, mirrors, surveillance cameras, door locks, adequate lighting, card entry systems, and warning signage, and Tenant shall review such security measures at least annually and revise same to reflect then customary security measures; (v) pay all real, personal property, or other taxes or fees assessed or imposed on the ATM Facility; (vi) arrange with, and pay directly to, the applicable public or private utilities, as the case may be, for furnishing, installing, and maintaining of all telecommunications lines, services, and equipment as may be required by Tenant for the operation of the ATM Facility and, in connection therewith, Tenant shall not modify or disturb any telecommunications lines, services and/or equipment in the Real Property without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. Landlord may require Tenant to temporarily discontinue services in connection with Landlord’s maintenance and repair of the Real Property or any portion thereof, or if necessary in Landlord’s reasonable judgment, for the security of the Real Property or its occupants or contents, and any such action by Landlord shall not be deemed a constructive eviction of Tenant or a disturbance of Tenant’s use of the Premises or the Real Property and without Landlord incurring any liability to Tenant whatsoever. Landlord shall have no responsibility whatsoever for the ATM Facility and shall not be liable for any damage or disruption to same however caused, including without limitation, due to a disruption in electrical or telecommunication service. Landlord makes no representations as to the suitability of the Real Property for an ATM, whether or not an ATM may be operated in the Real Property under applicable zoning ordinances or other laws, or as to the safety or security of the Real Property. The ATM Facility and surrounding area shall be deemed to constitute a portion of the Premises for purposes of Article 10 below. Tenant’s rights to the ATM Facility are personal to Original Tenant (as defined in Article 16 below and any assignee that is an Affiliate of Original Tenant’s entire interest in this Lease pursuant to Section 14.7 below), and shall only be available to the Original Tenant (or such Affiliate assignee, as the case may be) while the Original Tenant (or such Affiliate assignee, as the case may be) is in physical occupancy of the entire Premises. Upon the expiration or early termination of this Lease or the termination of Tenant’s rights to the ATM Facility as provided hereinabove, Tenant shall, at its sole cost and expense, remove the ATM and return that portion of the ATM Facility to the original condition as existed immediately prior to Tenant’s initial installation of such ATM, normal wear and tear and damage by fire and casualty excepted. If Tenant fails to remove such ATM and restore the ATM Facility as provided in this Section 5.2 within ten (10) days following the expiration or early termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of invoice therefor.

ARTICLE 6

SERVICES AND UTILITIES

6.1                                 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1                        Subject to reasonable changes implemented by Landlord and to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and on Saturday during the period from 9:00 a.m. to 1:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord (collectively, the “Holidays’”).

6.1.2                        Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. Tenant shall pay directly to the utility company pursuant to the utility company’s separate meters (or to Landlord in the event Landlord provides submeters instead of the utility company’s meters), the cost of all electricity provided to and/or consumed in the Premises (including normal and excess consumption and including the cost of electricity to operate the HVAC air handlers if not charged to and paid by

Tenant as part of Utilities Costs), which electricity shall be separately metered (as described above or otherwise equitably allocated and charged by Landlord to Tenant and other tenants of the Building). Tenant shall pay such cost (including the cost of such meters or submeters) within ten (10) days after demand and as additional rent under this Lease (and not as part of the Operating Expenses or Utilities Costs). Landlord shall designate the electricity utility provider from time to time.

6.1.3                        As part of Operating Expenses or Utilities Costs (as determined by Landlord), Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4                        Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.5                        Landlord shall, in a manner consistent with the janitorial standards generally employed by landlords of comparable first-class office buildings in the Central San Diego County area, provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Project.

6.1.6                        Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.7                        Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.2                                 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the need for water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within ten (10) days after billing and as additional rent, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use, and in such event Tenant shall pay, as additional rent, the increased cost directly to Landlord, within ten (10) days after demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, (i) Tenant shall give Landlord at least twenty-four (24) hours prior written notice or such other notice as Landlord shall from time to time establish as appropriate (which other notice is anticipated to be accomplished through telephonic dial-up and/or access via computer codes), of Tenant’s desired use, (ii) Landlord shall supply such HVAC to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish; such hourly cost shall be equal to (A) the actual cost incurred by Landlord to supply such after-hours HVAC on an hourly basis (but based on a two (2) hour minimum provision of such after-hours HVAC), (B) increased wear and tear and depreciation of equipment to provide such after-hours HVAC, and (C) maintenance costs, and (iii) Tenant shall pay such cost within ten (10) days after billing, as Additional Rent.

6.3                                 Interruption of Use. Except as expressly provided herein, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Real Property after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4                                 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.5                                 Abatement of Rent When Tenant Is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, for five (5) consecutive business days (the “Eligibility Period”) as a result of (i) any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date and required to be performed by Landlord under this Lease or permitted pursuant to Section 24.30 below, or (ii) any failure by Landlord to provide to the Premises any of the essential utilities and services required to be provided in Sections 6.1.1 or 6.1.2 above, or (iii) any failure by Landlord to provide access to the Premises, then Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Premises; provided, however, that Tenant shall only be entitled to such abatement of rent if the matter described in clauses (i), (ii) or (iii) of this sentence is not caused by Tenant’s gross negligence or willful misconduct. To the extent Tenant shall be entitled to abatement of rent because of a damage or destruction pursuant to Article 11 or a taking pursuant to Article 12, then the Eligibility Period shall not be applicable.

ARTICLE 7

REPAIRS

7.1                                 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof not to exceed five percent (5%) (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2                                 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems serving the Building and not located in the Premises; provided, however, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as additional rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Real Property, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                                 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee often percent (10%) of the cost of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2                                 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Real Property is located, and in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or Real Property or the common areas for any other tenant of the Real Property, and as not to obstruct the business of Landlord or other tenants of the Real Property, or interfere with the labor force working at the Real Property. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to

Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Real Property is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Real Property a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3                                 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, except for the Tenant Improvements constructed by Landlord pursuant to the Tenant Work Letter, Landlord may require that Tenant remove any improvement or Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed on or before the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1                           Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability, including without limitation court costs and reasonable attorneys’ fees (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Real Property; provided, however, that Tenant’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Landlord or any Landlord Parties. Notwithstanding anything in this Section 10.1 to the contrary, the foregoing assumption of risk, release and indemnity shall not apply to any Claims to the extent resulting from the gross negligence or willful misconduct of Landlord or the Landlord Parties, and not insured (or required to be insured) by Tenant under this Lease (collectively, the “Excluded Claims”), and Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s officers, agents and employees (collectively, “Tenant Parties”) from and against any such Excluded Claims, but only to the extent Landlord’s liability is not waived and released by Tenant pursuant to the terms of Section 10.4 of this Lease (provided, however, that Landlord’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Tenant or any Tenant Parties). Each party’s agreement to indemnify the other pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by the indemnifying party pursuant to the provisions of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2                           Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3                           Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1                  Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, (and with owned and non-owned automobile liability coverage, and liquor liability coverage in the event alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

10.3.2                  Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3                  Workers’ compensation insurance as required by law.

10.3.4                  Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.5                  Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6                  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than AX in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Real Property is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause reasonably acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1, 10.3.2, 10.3.4 and 10.3.5 above, have deductible amounts not exceeding Ten Thousand Dollars ($10,000.00). Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4                           Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.5                           Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1                           Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Real Property serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Real Property, or the lessor of a ground or underlying lease with respect to the Real Property and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Landlord’s and Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs, during the time and to the extent the Premises as a result thereof.

11.2                           Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Real Property and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred twenty (120) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies unless Tenant agrees in writing to pay the amount not covered and timely provides such funds at the time Landlord requests the same from Tenant to cover such uninsured costs. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3                           Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the state in which the Real Property is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

CONDEMNATION

12.1                           Permanent Taking. If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

12.2                           Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1                           Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord Two Thousand Five Hundred Dollars ($2,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2                           Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1                  The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Real Property;

14.2.2                  The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3                  The Transferee is either a governmental agency or instrumentality thereof;

14.2.4                  The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5                  The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6                  The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Real Property a right to cancel its lease; or

14.2.7                  Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the twelve (12) month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3                           Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4                           Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space; provided, however, in no event shall this Section 14.4 apply to a transfer pursuant to Section 14.7 below. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5                           Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6                           Additional Transfers. Except as otherwise provided in Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7                           Affiliated Companies/Restructuring of Business Organization. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as “Affiliates”) shall not be deemed a Transfer under this Article 14 (and shall not entitle Landlord to exercise its recapture right pursuant to Section 14.4 above), provided that:

14.7.1                  Any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 14;

14.7.2                  Tenant gives Landlord prior written notice of any such assignment or sublease to an Affiliate;

14.7.3                  Any such Affiliate has, as of the effective date of any such assignment or sublease, a tangible net worth and net income, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), sufficient, in Landlord’s reasonable good faith opinion, to meet the obligations imposed by the assignment or sublease;

14.7.4                  Any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

14.7.5                  Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1                           Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2                           Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to two hundred percent (200%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding anything set forth in this Article 16 to the contrary. Tenant shall have the one-time right to extend the initial Lease Term for a period of up to three (3) months thereafter (“Temporary Extension Term”) by delivering written notice of the exercise of such right at least three (3) months prior to the expiration of the initial Lease Term, which notice shall specify the period of the Temporary Extension Term Tenant shall select (which period shall be not less than one (1) month nor more than three (3) months), and provided that all of the following conditions are satisfied: (i) Tenant shall not have exercised its renewal right under the Extension Option Rider; (ii) at Landlord’s option, in addition to all remedies available to Landlord under this Lease, at law or in equity, Tenant is not in default under this Lease (after expiration of any applicable notice and cure period) as of the date Tenant delivers such notice to Landlord or the commencement of the Temporary Extension Term; and (iii) such renewal right is personal to the original Tenant executing this Lease (“Original Tenant”) and any assignee that is an Affiliate of the Original Tenant’s entire interest in this Lease pursuant to Section 14.7 of this Lease, and may only be exercised by the Original Tenant or such Affiliate assignee, as the case may be (and not by any other assignee, sublessee or other transferee of Original Tenant’s interest in this Lease). If Tenant timely exercises such renewal right, all of the terms and conditions of this Lease shall apply during the Temporary Extension Term, provided, however, that (i) the monthly Base Rent payable by Tenant during the Temporary Extension Term shall be equal to one hundred fifty percent (150%) of monthly Base Rent applicable during the last rental period of the Lease Term, and (ii) Tenant shall reimburse to Landlord all actual, documented and reasonable legal fees and costs incurred in connection with the documentation of such Temporary Extension Term

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof) indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee or purchasers Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to execute and deliver such estoppel certificate within such ten (10) day period shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate delivered to Tenant by Landlord are true and correct, without exception. In addition, at any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

ARTICLE 18

SUBORDINATION

18.1                           Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or mist deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and/or if required to do so pursuant to any SNDA executed by the Current Lender as defined in and pursuant to Section 18.2 below, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

18.2                           Existing Agreement. Tenant hereby acknowledges that as of the date of execution of this Lease, there is a deed of trust encumbering the Real Property in favor of Corns Bank, N.A. (the “Current Lender”). Concurrently with Tenant’s execution of this Lease, Tenant shall sign, notarize and deliver to Landlord a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit E attached hereto (the “SNDA”). Landlord shall endeavor to cause the Current Lender to execute, notarize and deliver to Tenant the SNDA, but Landlord shall not be in default under this Lease and shall have no liability to Tenant whatsoever if Landlord is unable to obtain and deliver to Tenant the SNDA executed by the Current Lender.

ARTICLE 19

TENANT’S DEFAULTS; LANDLORD’S REMEDIES

19.1                           Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1                  Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for four (4) calendar days after written notice thereof by Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2                  Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3                  Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease.

19.2                           Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1                  Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)                                     The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)                                  The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)                               The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)                              Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)                                 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2                  Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3                  Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3                           Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4                           Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5                           Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6                           Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any applicable laws now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply and promptly cause the Premises to comply with all such applicable laws, including, without limitation, the making of any improvements and alterations to the Premises (including those considered to be capital improvements) and those laws pertaining to Hazardous Materials; provided, however, that the making of structural changes to the Building or changes to the common areas of the Building or Real Property which are not necessitated by any improvements and Alterations to the Premises installed by or on behalf of Tenant, by any specific act or negligence of Tenant or Tenant’s agents, employees, licensees or invitees, and/or by Tenant’s specific manner or use of the Premises, shall be performed by Landlord and the cost thereof shall be included in Operating Expenses except to the extent specifically excluded in Section 4.2.4 of this Lease. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Subject to Section 6.4 above, any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that Landlord agrees to use commercially reasonable efforts to minimize any material, adverse interference with Tenant’s normal business functions within the Premises during any such entry in the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

TENANT PARKING

Tenant shall rent throughout the Lease Term the number of unreserved parking passes set forth in Section 11 of the Summary, located in those portions of the Parking Facilities as may be designated by Landlord from time to time. Tenant shall pay to Landlord for the use of such parking passes, on a monthly basis, the prevailing rate charged from time to time by Landlord or Landlord’s parking operator for parking passes in the Parking Facilities where such parking passes are located. Notwithstanding the foregoing to the contrary, Tenant shall not be required to pay any parking charges for the use of Tenant’s unreserved, uncovered parking passes during the initial Lease Term (but Tenant shall be liable for any tax or other charges described below), but during the Option Term (if exercised pursuant to the Extension Option Rider), Tenant shall pay to Landlord for the use of such unreserved, uncovered parking passes, on a monthly basis, the prevailing rate charged from time to time by Landlord or Landlord’s parking operator for unreserved, uncovered parking passes in the Parking Facilities where such unreserved, uncovered parking passes are located. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, to change the size, configuration, design, layout, location and all other aspects of the Parking Facilities (including, but not limited to, the location of Tenant’s parking passes), and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant’s parking spaces to other parking structures and/or surface parking areas within a reasonable distance from the Parking Facilities, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. The parking rates charged by Landlord for Tenant’s parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Tenant’s receipt of the invoice from Landlord. The parking passes provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Landlord agrees to provide at least ten (10) visitor parking spaces in the location depicted on Exhibit G, which visitor parking spaces shall be provided on a non-exclusive basis (vis-a-vis Tenant and the other tenants of the Project).

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1                           Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2                           Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

24.3                           No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4                           Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Real Property require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

24.5                           Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property, the Building and/or in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising after the date of the Transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Real Property and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6                           Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7                           Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8                           Tenant’s Signs.

24.8.1                  Interior Signs. Tenant shall be entitled, at Landlord’s initial cost and expense, to (i) one (1) identification sign on or near the entry doors of the Premises, and (ii) for multi-tenant floors, one (1) identification or directional sign, as designated by Landlord, in the elevator lobby on the floor on which the Premises are located; provided, however, that any Landlord approved changes to such identification signage shall be at Tenant’s sole cost and expense. Such signs shall be installed by a signage contractor designated by Landlord. The location, quality, design, style, lighting and size of such signs shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for such identification signs, Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the

Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

24.8.2                  Monument Sign. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to all applicable governmental and quasi-governmental laws, rules, regulations and codes, Landlord hereby grants Tenant the non-exclusive right to have one (1) identification sign (“Tenant’s Name Sign”) containing the name “1st Pacific Bank of California” on a position to be determined by Landlord on the Building’s monument sign located adjacent to Evening Creek Drive in front of the Project (the “Monument Sign”). The design, size, specifications, graphics, materials, manner of affixing, colors and lighting (if applicable) of Tenant’s Name Sign shall be (i) consistent with the project sign criteria attached hereto as Exhibit F and consistent with other signs to be placed on the Monument Sign and the quality and appearance of the Real Property and (ii) subject to the approval of all applicable governmental authorities, and Landlord’s reasonable approval. Landlord shall install Tenant’s Name Sign at Tenant’s cost. In addition, Tenant shall pay to Landlord, within thirty (30) days after demand, from time to time, all other costs attributable to the fabrication, installation, insurance, lighting (if applicable), maintenance and repair of Tenant’s Name Sign on the Monument Sign. The signage right granted to Tenant under this Section 24.8.2 is personal to the Original Tenant and any assignee that is an Affiliate of Original Tenant’s entire interest in this Lease pursuant to Section 14.7 of this Lease (but any name change Tenant’s Name Sign to reflect the name of such Affiliate assignee shall be subject to Landlord’s approval, which shall not be unreasonably withheld or delayed) and may not be exercised or used by or assigned to any other person or entity. In addition, Original Tenant (or such Affiliate assignee, as the case may be) shall no longer have any right to Tenant’s Name Sign on the Monument Sign if at any time during the Lease Term the Original Tenant (or such Affiliate assignee, as the case may be) does not lease and occupy the entire Premises. Upon the expiration or sooner termination of this Lease, or upon the earlier termination of Tenant’s signage right under this Section 24.8.2, Landlord shall have the right to permanently remove Tenant’s Name Sign from the Monument Sign and to repair all damage to the Monument Sign resulting from such removal and restore the affected area to its original condition existing prior to the installation of Tenant’s Name Sign, and Tenant shall reimburse Landlord for the costs thereof.

24.9                           Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10                     Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11                     Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12                     Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13                     No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14                     Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Real Property, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15                     Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16                     Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Buildings, Adjacent Building (if and when constructed) and/or in any other building and/or any other portion of the

Real Property as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Real Property. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Real Property.

24.17                     Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18                     Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19                     Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.20                     Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

24.21                     Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Real Property is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

24.22                     Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23                     Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Real Property is located.

24.24                     Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25                     Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.

24.26                     Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27                     Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Buildings and Real Property and to install, affix and maintain any and all signs on the exterior and on the interior of the Buildings and any portion of the Real Property as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Buildings or Real Property or use pictures or illustrations of the Buildings or Real Property in advertising or other publicity, without the prior written consent of Landlord.

24.28                     Building Directory. At Tenant’s cost, Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory.

24.29                     Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

24.30                     Landlord’s Construction. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Buildings, Real Property, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Buildings or the Real Property have been made by Landlord to Tenant, except as specifically set forth in this Lease. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Buildings, Premises, and/or Real Property, including without limitation the Parking Facilities, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings (including the Adjacent Building), parking facilities, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building and/or Real Property, which work may create noise, dust or leave debris in the Building and/or Real Property. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

LEGACY SABRE SPRINGS, LLC, a California limited liability company

By:	Legacy Partners 2343 L.P., a California limited partnership, its managing member

	By:	/s/ Gary Rossi
	Name:	Gary Rossi
Its:

“Tenant”:

1ST PACIFIC BANK OF CALIFORNIA, a California corporation

By:	/s/ A. Vincent Siciliano
	Name:	A. Vincent Siciliano
	Its:	CEO

By:
Name:
Its:

*** If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

A-1

EXHIBIT A-1

CONCEPTUAL SITE PLAN OF REAL PROPERTY

A-1-1

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Premises. All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has previously constructed the base, shell and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Lease Commencement Date. Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Real Property.

SECTION 2

TENANT IMPROVEMENTS

2.1               Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Forty Dollars ($40.00) per usable square foot of the Premises (ie., up to One Hundred Eighty-Six Thousand Five Hundred Sixty Dollars ($186,560.00), based on 4,664 usable square feet in the Premises), for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

2.2               Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1        payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter (provided, however, that only an amount not to exceed Three Dollars ($3.00) per usable square foot of the Premises (i.e., up to Thirteen Thousand Nine Hundred Ninety-Two Dollars ($13,992.00) based on 4,664 usable square feet of the Premises) may be deducted from the Tenant Improvement Allowance to pay for such fees), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2        the payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3        the cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage;

2.2.4        the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5        the cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws;

2.2.6        sales and use taxes and Title 24 fees;

2.2.7        the “Landlord Supervision Fee,” as that term is defined in Section 4.3.2 of this Tenant Work Letter; and

2.2.8        all other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.3               Specifications for Building Standard Components. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, which Specifications have been received by Tenant. Unless otherwise agreed to by Landlord, the Tenant Improvements shall comply with the Specifications. Landlord may make changes to the Specifications from time to time.

SECTION 3

CONSTRUCTION DRAWINGS

3.1               Selection of Architect/Construction Drawings. Tenant shall retain en studio Interior Design as its architect/space planner (the “Architect”) to prepare the Construction Drawings, which Architect is hereby approved by Landlord. Tenant shall retain engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, compliance with applicable laws or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2               Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and Architect shall prepare the final space plan for Tenant Improvements in the Premises (the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

3.3               Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.

3.4               Approved Working Drawings. On or before the date set forth therefor in Schedule 1, Tenant shall submit the Final Working Drawings approved by Landlord (the “Approved Working Drawings”) to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord’s option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding the foregoing, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that the obtaining of the same shall be Tenant’s responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Premises and/or would result in an Over-Allowance Cap (as defined below).

3.5               Time Deadlines. Tenant shall cooperate with Architect, the Engineer, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2, below, in accordance with the dates set forth in Schedule 1. Tenant shall meet with Landlord on a weekly (or such other basis as Landlord shall determine) to discuss Tenant’s progress in connection with the same. Certain of applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1               Contractor. A contractor, under the supervision of and selected by Landlord, shall construct the Tenant Improvements (the “Contractor).”

4.2               Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Notwithstanding the foregoing, portions of the cost of the Tenant Improvements may be delivered to Tenant as such portions of the Tenant Improvements are priced by Contractor (on an individual item-by-item or trade-by-trade basis), even before the Approved Working Drawings are completed (the “Partial Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same (or, as to a Partial Cost Proposal, within two (2) business days of receipt of the same). The date by which Tenant must approve and deliver the Cost Proposal, or the last Partial Cost Proposal to Landlord, as the case may be, shall be known hereafter as the “Cost Proposal Delivery Date.” The total of all Partial Cost Proposals, if any, shall be known as the Cost Proposal. Notwithstanding anything above to the contrary, if upon Landlord’s delivery of any Partial or final Cost Proposal to Tenant, the Over-Allowance Amount (as defined below) is determined to be greater than an amount equal to twenty- five percent (25%) of the Tenant Improvement Allowance (the “Over-Allowance Cap”), then Landlord, in Landlord’s sole discretion, shall have the right to revise the Approved Working Drawings and/or any other Construction Drawings (and resubmit the same to Tenant for Tenant’s approval to be provided pursuant to the approval procedures and standards set forth in Section 3.3 above) to reduce the Over-Allowance Amount to an amount less than the Over-Allowance Cap and Landlord may refuse to sign any construction contract until such revisions to the Approved Working Drawings and/or any other Construction Drawings are approved by Tenant.

4.3               Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1        Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2        Landlord Supervision. After Landlord selects the Contractor, Landlord shall independently retain Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) four percent (4%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3        Contractor’s Warranties and Guarantees. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.

4.3.4        Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect and the Engineers on the Premises or in the Building. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose. In addition, Tenant, immediately after the Substantial Completion of the Premises, shall have prepared and delivered to the Building management office a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements, together with a computer disk containing the Approved Working Drawings in AutoCAD format.

SECTION 5

SUBSTANTIAL COMPLETION:

LEASE COMMENCEMENT DATE

5.1               Substantial Completion. For purposes of the Lease, including for purposes of determining the Lease Commencement Date (as set forth in Section 7.2 of the Summary), the Premises shall be “Ready for Occupancy” upon Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

5.2               Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Premises (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

5.2.1        Tenant’s failure to timely approve any matter requiring Tenant’s approval, including a Partial Cost Proposal or the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2        a breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3        Tenant’s request for changes in the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with applicable laws;

5.2.4        Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Lease Commencement Date) or which are different from, or not included in, the Specifications;

5.2.5        changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.6        any changes in the Construction Drawings and/or the Tenant Improvements required by (i) applicable laws if such changes are directly attributable to Tenant’s use of the Premises or Tenant’s specialized tenant improvement(s) (as determined by Landlord), and/or (ii) Landlord pursuant to Section 4.2 above;

5.2.7        Tenant’s failure to comply with the Time Deadlines; or

5.2.8        any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Premises, the Lease Commencement Date (as set forth in Section 7.2 of the Summary) shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1               Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with, or delay, Contractor’s work in the Building and the Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Building and the Premises, or interfere with the general operation of the Building and/or the Real Property. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Rent (until the occurrence of the Lease Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord or requires the use of any Building services, Tenant shall promptly reimburse Landlord for such extra costs and/or shall pay Landlord for such Building services at Landlord’s standard rates then in effect. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

6.2               Tenant’s Representative. Tenant has designated Vincent Siciliano as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3               Landlord’s Representative. Landlord has designated Mike Nelson as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4               Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.5               Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Section 19.1 of the Lease or any default by Tenant under this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease or under this Tenant Work Letter, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

SCHEDULE 1

TIME DEADLINES

Dates		Actions to be Performed

1.	September 27, 2004.	Landlord to provide CAD drawings to Tenant of the Premises.

2.	October 4, 2004.	Final Space Plan to be completed by Tenant and delivered to Landlord.

3.	October 6, 2004.	Landlord to provide Tenant with approval or disapproval of the Final Space Plan.

4.	October 20, 2004, subject, however, to delays to the extent Landlord requested changes to the Final Space Plan.	Tenant to deliver Final Working Drawings to Landlord.

5.	October 25, 2004.	Landlord to provide Tenant with approval or disapproval of the Final Working Drawings.

6.	October 27, 2004, subject, however, to delays to the extent Landlord requested changes to the Final Working Drawings.	Tenant to submit Approved Working Drawings to the City of San Diego for all applicable building permits.

7.	Five (5) business days after the receipt of the Cost Proposal by Tenant.	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

8.	Two (2) business days after the receipt of a Partial Cost Proposal by Tenant.	Tenant to approve Partial Cost Proposal and deliver same to Landlord.

S-1

EXHIBIT C

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of                , 20   , by and between LEGACY SABRE SPRINGS, LLC, a California limited liability company (“Landlord”) and           , a                          (“Tenant”).

R E C I T A L S:

A.                Landlord and Tenant entered into that certain Office Lease dated as of                          (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at          , San Diego, California.

B.                 Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C.                 Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                 Confirmation of Dates. The parties hereby confirm that the term of the Lease commenced as of                          (the “Lease Commencement Date”) for a term of sixty (60) months ending on                          (unless sooner terminated or extended as provided in the Lease.

2.                 No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

LEGACY SABRE SPRINGS, LLC,
a California limited liability company

By:	Legacy Partners 2343 L.P., a California limited
partnership, its managing member

By:
Name:
Its:

“Tenant”:

,
a

By:
Name:
Its:

By:
Name:
Its:

C-1

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or Real Property.

1.                 Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2.                 All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3.                 Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. After-hours access by Tenant’s authorized employees may be provided by card-key access or other procedures adopted by Landlord from time to time; Tenant shall pay for the costs of all access cards provided to Tenant’s employees and all replacements thereof for lost, stolen or damaged cards. Access to the Building and/or Real Property may be refused unless the person seeking access has proper identification or has a previously arranged, pass for such access. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building and/or Real Property of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building and/or Real Property during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4.                 Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5.                 No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building.

6.                 Landlord shall have the right to control and operate the public portions of the Building and Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7.                 The requirements of Tenant will be attended to only upon application at the management office of the Real Property or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8.                 Tenant shall not disturb, solicit, or canvass any occupant of the Building or Real Property and shall cooperate with Landlord or Landlord’s agents to prevent same.

9.                 The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

10.               Tenant shall not overload the floor of the Premises. Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained; provided, however, Landlord’s prior consent shall not be required with respect to Tenant’s placement of pictures and other normal office wall hangings on the interior walls of the Premises (but at the end of the Term, Tenant shall repair any holes and other damage to the Premises resulting therefrom).

11.               Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12.               Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

13.               Tenant shall not use or keep in or on the Premises, the Building or Real Property any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building or Real Property by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therewith.

14.               Tenant shall not bring into or keep within the Real Property, the Building or the Premises any animals, birds, bicycles or other vehicles.

15.               No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other tenants.

16.               Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

17.               Landlord reserves the right to exclude or expel from the Building and/or Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18.               Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

19.               Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20.               Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Real Property is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21.               Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22.               Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

23.               No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

24.               The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

25.               Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the management office of the Real Property. Under no circumstance shall the food vendor display their products in a public or common area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

26.               Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

27.               Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

28.               Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building and/or Real Property. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building and Real Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E

Prepared by and after Recording Return to:

James Dow
Corus Bank, N.A.
3959 N. Lincoln Avenue
Chicago, Illinois 60613

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) made by and among 1ST PACIFIC BANK OF CALIFORNIA, a California corporation (“Tenant”), Corus Bank, N.A. (“Lender”), and Legacy Sabre Springs, LLC, a California limited liability company (“Landlord”).

RECITALS:

A.                By a certain Office Lease dated as of           (the “Lease”), Landlord, as lessor, demised and leased to Tenant, as lessee, certain leased premises (the “Leased Premises”) which represents part of the improvements located or to be located on the land legally described on Exhibit A attached hereto and by this reference incorporated herein, upon the terms and conditions and for the rental, as more fully set forth in the Lease.

B.                 Landlord, by its Deed of Trust (the “Deed of Trust”) recorded in the Office of the Recorder of Deeds of San Diego County, California, grants and conveys unto Lender, all of its right, title and interest in and to the Leased Premises to secure the payment of its promissory note in the aggregate maximum principal amount of $41,330,000 payable to Lender, with principal and interest payable as therein provided, and as provided under the terms of that certain Construction Loan Agreement by and between Landlord and Lender (the “Loan Agreement”) dated as of August    , 2001. All references in this Agreement to the Deed of Trust, the Loan Agreement and each and every other agreement, document and instrument shall mean the Deed of Trust, the Loan Agreement and each other agreement, document and instrument and all modifications, amendments, supplements, extensions, replacements or restatements thereof or thereto.

C.                 Lender, as a condition to making and continuing to make advances on the loan has required the execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and to induce Lender to make said loan, the parties do hereby covenant and agree as follows:

1.                  The Lease and all right and title of Tenant thereunder are and shall be subject and subordinate to the lien of the Deed of Trust and to all renewals, modifications, consolidations, replacements, and extensions thereof, to the full extent of the principal sum secured thereby, interest thereon, and all other amounts and sums secured thereby, subject to the terms and conditions stated herein. Tenant further waives all rights and claims to assert that the Lease or any provision thereof is superior to the lien of or to any other provision of the Deed of Trust or any renewal, increase, replacement, consolidation, modification or extension thereof.

2.                  Notwithstanding such subordination, Tenant agrees that any action by Lender to enforce the Deed of Trust by reason of default thereunder will not terminate the Lease (unless Lender elects to terminate the Lease in the event of a default by Tenant which is not cured within any applicable cure period), invalidate or constitute a breach of any of the terms thereof, nor give rise to any right of Tenant to terminate the Lease, nor constitute a breach or invalidation of the Lease. If the Deed of Trust shall be foreclosed, or a voluntary conveyance in lieu of foreclosure shall be delivered, or a sale of the Leased Premises pursuant to the rights granted to Lender in the Deed of Trust, Tenant does hereby attorn to the successors and assigns of the Landlord (successors and assigns being herein defined to include the Lender, Lender’s nominee, assignee and/or purchaser at any sale of the Leased Premises) provided Tenant’s attornment shall be to such successor landlord upon the same terms, covenants and conditions as provided in the Lease and such successor landlord shall be deemed to have assumed all of the obligations of Landlord to Tenant set forth in the Lease, except as provided herein.

3.                  Tenant’s attornment by these presents is effective and self-operative without the execution of any other instruments on the part of the parties hereto.

4.                  If the Lender (or any other party) shall acquire title to the Leased Premises or shall succeed to Landlord’s interest in the Lease, whether through foreclosure of the Deed of Trust, conveyance in lieu of foreclosure, or otherwise, Lender (or such other party) shall (a) not disturb Tenant’s possession of the Leased Premises and all right and title of Tenant under the Lease and all amendments or modifications thereto approved in writing by Lender (the “Approved Modifications”) shall continue in full force and effect in accordance with their terms and Lender (or such other party) shall recognize the Lease and the Approved Modifications provided Tenant is not in default in the payment of any sums due from Tenant under the Lease or performance of any material obligation of Tenant under the Lease (beyond any period expressly given Tenant to cure such default); and (b) except as may be required or necessary under the terms of any applicable law or statute, not name Tenant in any action for foreclosure of the Deed of Trust. Lender (or such other party) shall thereupon, and without the necessity of further attornment or other act or agreement, be substituted as Tenant’s landlord under the Lease, and shall be entitled to the rights and benefits and subject to the obligations thereof; provided that neither Lender nor any other party (other than Landlord) shall be:

(a)            liable for any act or omission of any prior landlord under the Lease (including the Landlord) or damages (actual, punitive or consequential) arising therefrom; or

(b)           subject to any offsets or defenses which Tenant might have against any prior landlord under the Lease (including the Landlord); or

(c)            bound by any amendments or modification of the Lease made without Lender’s written consent; or

(d)           bound by or required to credit Tenant with any prepayment of rent more than thirty (30) days in advance or any deposit, rental security or any other sums deposited with any prior landlord under the Lease (including the Landlord) unless said sum is actually received by Lender; or

(e)            liable for the completion of any construction of the Leased Premises or tenant improvements to the Leased Premises commenced or agreed to by any prior landlord (including Landlord); or

(f)            liable for the payment of any damages, fees or penalties payable by any landlord (including Landlord) to Tenant, including but not limited to fees or penalties, for failure to deliver the Leased Premises in a timely fashion.

5.                 Tenant will deliver to Lender a copy of any notice of default served upon Landlord by Tenant.

6.                 Tenant agrees that from and after the date hereof in the event of any default under the Lease which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, to claim a partial or total eviction, or claim for abatement of rent, offset or other remedy, notwithstanding any provision of the Lease to the contrary, Tenant will not exercise any such right (a) until it has given written notice of such default to Lender in accordance with both Sections 5 and 18 of this Agreement, and (b) until and unless Lender fails to remedy such act or omission within thirty (30) days after receipt of Tenant’s notice, or in the case of any other act or omission which cannot reasonably be remedied within said thirty (30) day period, then Lender shall have as long as reasonably necessary to remedy such act or omission, provided that, (i) Lender commences such remedy and notifies Tenant within said 30-day period of Lender’s desire to remedy, and (ii) Lender pursues completion of such remedy with due diligence following such giving of notice and following the time when Lender shall have become entitled under the Deed of Trust to remedy the same. It is specifically agreed that Tenant shall not, as to Lender, be entitled to require cure of any default which is personal to Landlord, and therefore not susceptible of cure by Lender, or which is specified in Section 4 of this Agreement, and that no such uncured default shall entitle Tenant to exercise any rights under the Lease with respect to Lender, including, without limitation any rights of set-off, off-set, rent abatement or termination, but that the Lease shall remain in full force and effect as between Lender and Tenant, except with respect to the provisions which are personal as to Landlord.

7.                 Notwithstanding anything to the contrary contained in the Lease, Landlord hereby irrevocably directs Tenant to make all payments of rent to Landlord to an account at Corus Bank, N.A., 3959 North Lincoln Avenue, Chicago, Illinois 60613, if designated by Lender to Tenant by written notice to Tenant and Landlord.

8.                 Tenant covenants and agrees as follows for the benefit and reliance of Lender:

(a)            That it will not, without the express written consent of Lender: (i) cancel, terminate or surrender the Lease, except as expressly provided therein, and then only after Lender has failed to or unsuccessfully attempted to pursue its rights and remedies as provided herein; (ii) alter, amend or modify any term of the Lease; (iii) enter into any agreement with Landlord, its successors or assigns, which grants any concession with respect to the Lease or which reduces the rent called for thereunder; or (iv) consent to the release of any party having liability under the Lease.

(b)           That- Tenant shall, except to the extent prohibited by law or legal proceedings, make rental payments under the Lease to Lender pursuant to and upon written demand by Lender, if such demand states that a default has occurred under the Deed of Trust, and Landlord agrees that any payments so made to Lender shall be deemed to have been made in accordance with and in satisfaction of Tenant’s obligation to pay rent under the Lease.

9.                 Landlord and Tenant hereby jointly and severally, agree for the benefit and reliance of Lender, as follows:

(a)            That neither this Agreement, the Deed of Trust, nor anything to the contrary in the Lease, prior to Lender’s acquisition of Landlord’s interest in and possession of the Leased Premises, operate to give rise to or create any responsibility or liability for the control, care, management or repair of the Leased Premises upon Lender, or impose responsibility for the carrying out by Lender of any of the covenants, terms and conditions of the Lease, nor shall said instruments operate to make Lender responsible or liable for any waste committed on the Leased Premises by any party whatsoever, or for dangerous or defective condition of the Leased Premises, or for any negligence in the management, upkeep, repair or control of said Leased Premises resulting in loss, injury or death to any lessee, licensee, invitee, guest, employee, agent or stranger. Notwithstanding anything to the contrary in the Lease, Lender, its successors and assigns or a purchaser under the terms of the Deed of Trust, shall, subject to the terms of this Agreement, be responsible for performance of only those covenants and obligations of the Lease accruing after Lender’s acquisition of Lessor’s interest in and possession of the Leased Premises. In no event shall Lender be personally liable as Landlord under the Lease, either by virtue of any assignment of the Lease, the exercise of any right thereunder or hereunder, the foreclosure of its lien on the Leased Premises, the acquisition of the Leased Premises or the collection of any rent under the Lease as owner or beneficiary under the Deed of Trust, and Tenant shall look solely to the real estate that is the subject of the Lease and to no other assets of Lender for satisfaction of any liability in respect of the Lease; but Tenant shall have reserved to it all other remedies available to it at law or in equity, against Landlord.

(b)           That in the event Lender gains title to the Leased Premises and becomes substitute lessor, it is agreed that Lender may assign its interest as substitute lessor without notice to or the consent of Tenant or any other party hereto; provided that, no such assignment shall be binding upon Tenant until written notice thereof is delivered to Tenant.

10.               Nothing contained in this Agreement shall in any way impair or affect the lien created by the Deed of Trust or any modifications, amendments, extensions or renewals thereof.

11.               Tenant agrees that this Agreement satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement.

12.               Tenant covenants and acknowledges that, as of the date hereof, it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Leased Premises or the real property described on Exhibit A hereto or any portion thereof or any interest therein.

13.               The foregoing provisions shall be self-operative. However, Tenant agrees to execute and deliver to Lender, or any person to whom Tenant herein agrees to attorn, such other instrument which is reasonably necessary to effectuate such provisions provided such documents in no way diminish Tenant’s rights or increases Tenant’s obligations hereunder or under the Lease.

14.               Tenant hereby represents and warrants to Lender that it has not subordinated the Lease or any of its rights under the Lease to any lien, mortgage, deed of trust or deed to secure debt prior to the date hereof and that it will not subordinate the Lease or the rights of the Lessee thereunder to any lien, mortgage, deed of trust or deed to secure debt other than the Deed of Trust without the prior written consent of Lender or until the lien of the Deed of Trust has been released by Lender.

15.               This Agreement may not be modified orally or in any other manner than by an agreement in writing signed by the parties hereto, or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and assigns.

16.               This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one agreement, binding on all of the parties hereto notwithstanding that all of the parties hereto are not signatories to the same counterpart. Each of the undersigned parties authorizes the assembly of one or more original copies of this Agreement through the combination of the several executed counterpart signature pages with one or more bodies of this Agreement, including the Exhibits, if any, to this Agreement. Each such compilation of this Agreement shall constitute one original of this Agreement.

17.               Tenant agrees that the Deed of Trust and the promissory note evidencing the indebtedness secured thereby may be increased, replaced, renewed, extended and/or modified from time to time by agreement between Landlord and Lender and Lender may exercise any one or more of its rights under the Deed of Trust from time to time at Lender’s discretion, all without notice to or consent of Tenant, and this Agreement shall continue in full force and effect as to all such renewals, extensions and/or modifications and all such exercise of rights.

18.               Any and all notices given in connection with this Agreement shall be deemed adequately given only if in writing and addressed to the party for whom such notices are intended at the address set forth below. All notices shall be sent by personal delivery, Federal Express or other overnight messenger service, first class registered or certified mail, postage prepaid, return receipt requested or by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; or (c) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undeliverable at the address required by this Agreement. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed as follows:

If to Landlord:	Legacy Sabre Springs, LLC
4000 East Third Avenue
Suite 600
Foster City, California 94404-4810
Attn: Paul Meyer

With a copy to:	Allen Matkins Leck Gamble & Mallory LLP
515 South Figueroa Street, 7th Floor
Los Angeles, California 90071
Attn: Neil N. Gluck, Esq.

To Lender:	Corus Bank, N.A.
10 S. Riverside Plaza
Chicago, Illinois 60606
Attn: James J. Dow, Vice President

With a copy to:	Joel Solomon, Esq.
General Counsel and Senior Vice-President
Corus Bank, N.A.
3959 N. Lincoln Avenue
Chicago, Illinois 60613

and	Sachnoff & Weaver
30 South Wacker Drive, 29h Floor
Chicago, Illinois 60606
Attn: Cynthia Jared, Esq.

If to Tenant:	1ST Pacific Bank of California
13500 Evening Creek Drive, Suite 100
San Diego, California 92128
Attn: Vincent Siciliano

Any party hereto may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

The provisions of this Agreement shall bind, and inure to the benefit of, the parties hereto and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date set forth below.

TENANT:

1ST PACIFIC BANK OF CALIFORNIA,
a California corporation

By:
Name:
Its:

By:
Name:
Its:

LENDER:

CORUS BANK, N.A.

By:
James J. Dow, Vice President

LANDLORD:

LEGACY SABRE SPRINGS, LLC,
a California limited liability company

By:	Legacy Partners 2343 L.P., a California limited
partnership, its managing member

By:
Name:
Its:

EXHIBIT A

LEGAL DESCRIPTION

Lots 10, 11 and 12 of the map of Sabre Springs Industrial Park, Unit Number 3, according to Map Number 11547, recorded in the Office of the County Recorder of San Diego County on June 19, 1986, located in the City of San Diego, County of San Diego, State of California

STATE OF ILLINOIS	)
) ss:
COUNTY OF COOK	)

I,                 , a Notary Public within and for said County, in the State aforesaid, duly commissioned and acting, do hereby certify that on this     day of              personally appeared before me     , the                      President of Corus Bank, N.A., to me personally well known and known to be the person who signed the foregoing instrument, and who, being by me duly sworn, stated and acknowledged that he is the                     President of said Corus Bank, N.A., and that he signed and delivered the same in behalf of Corus Bank, N.A., with authority, as his and its free and voluntary act and deed for the uses and purposes therein mentioned and set forth.

WITNESS my hand and seal as such Notary Public the day and year in this certificate above written.

Notary Public
My commission expires:

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                      , before me,                      , a Notary Public in and for said state, personally appeared                                             , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                         , before me,                         , a Notary Public in and for said state, personally appeared                                                   , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

STATE OF CALIFORNIA	)
) ss.
COUNTY OF	)

On                        , before me,                        , a Notary Public in and for said state, personally appeared                                                 , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

EXHIBIT F

PROJECT SIGN CRITERIA

Legacy Sabre Springs
13500-13520 Evening Creek Drive North
San Diego, CA 92128

Tenant Signage Criteria

INTENT: The intent of these criteria is to establish standards for the design and fabrication of identification signage for tenants of Legacy Sabre Springs. The requirements herein provide individual expression for each tenant and an attractive, unified Business Center for all.

REQUIREMENTS: Tenant’s signature on a lease agreement for space at Legacy Sabre Springs is evidence that the tenant acknowledges and agrees to the following requirements:

1.        The Landlord shall have the exclusive right to determine which Tenants may display Sign Types A, B, C and D. See the attached Exhibits. All tenant signage shall conform to these criteria, specifically and in detail.

2.        To conform to these criteria, the Tenant shall engage a sign design & fabrication company that is approved in writing by the Landlord.

3.        Signage within Legacy Sabre Springs is to identify, not advertise. Product names may not be displayed.

4.        Signs shall be designed in a manner and with materials and colors that are compatible with and complementary to the overall project and associated building architecture. Tenants may adapt established typestyles, logos, images and colors that are in use on similar buildings operated by the Tenant in California, provided that said images are architecturally compatible and approved by the Landlord.

5.        All sign fabrication work shall be of excellent quality. All logo images and typestyles shall be accurately reproduced. Lettering that approximates typestyles shall not be acceptable. The Landlord reserves the right to reject any fabrication work deemed to be below standard.

6.        Signs shall be made of permanent rust-inhibiting materials that are appropriate and complimentary to the associated building. Dissimilar metals shall be mechanically separated to prevent electrolysis. Stainless steel fasteners shall be used to secure dissimilar metals.

7.        Sizes and quantities for signs shall be as outlined in the attached exhibits for each sign type.

8.        The Tenant shall maintain all signs in like-new condition. The Landlord may, at Tenant’s expense, replace, refurbish or remove any sign that has deteriorated.

9.        The Tenant is responsible for all expenses related to their signs, including design fees, cost of fabrication and installation, and cost of eventual sign removal, including repair of any damage to the building.

APPROVALS:

The Tenant must provide sign design drawings for the Landlord’s review and approval. The design drawings submitted to the Landlord will be drawn to scale and will indicate copy sizes, colors and materials.
Drawings for approval should be submitted to:

Michael Nelson, Senior Property Manager
Legacy Partners Commercial, Inc.
13520 Evening Creek Dr. North, Suite 130
San Diego, CA 92128

Office: (858) 385-2600
Fax: (858)385-2620

CONFORMANCE: At the Tenant’s expense, the Landlord may replace, remove or correct any sign installed without written approval, or any sign that does not conform with the design drawings as submitted.

SIGN ACCEPTABILITY: Only those sign types and sign locations specifically described herein are acceptable. There will be no exceptions without specific written approval by the Landlord. Temporary signs will not be allowed.

APPROVED SIGN DESIGN AND FABRICATION COMPANY:

The company referenced below has been approved by the Landlord to design, produce and install the signs specified herein for Legacy Sabre Springs.

Clear Sign & Design, Inc.
170 Navajo Street • San Marcos, CA 92069
Phone: 760-736-8111 • Fax: 760-736-8121

Or other sign company approved by Landlord.

54"
13520
3/4" thick brushed aluminum
Metal address numbers
Sign Type B - 2.5' tall black vinyl copy cut in reverse for second surface glass application. Typestyle is Agency FB Bold
TENANT Name 100
TENANT Name 200
TENANT Name 300
TENANT Name 350
TENANT Name 400
Perforated metal frame and shroud
Tenant signage mounted on glass panel
Sandblasted concrete base
72"
5"
Fluorescent lamp illuminates glass.
Upright shroud member (beyond glass) is used as electrical raceway.
Shroud is capped at both ends.
36"
24"

Sign Type B, Typical

Tenant Identification On Entry Monument

Maximum of four tenants per monument

Exhibit 2

NOTES:

1. A maximum of four tenants may display Type B Signs on each Entry Monument. The landlord shall have the exclusive right to determine which tenants may display signage.
2. Clear Sign & Design is the only sign company approved by the landlord to produce these signs.

CLEAR SIGN & DESIGN, INC.

Legacy Partners

C00378

EXHIBIT G

VISITOR PARKING LOCATION

G-1

RIDER

EXTENSION OPTION RIDER

This Extension Option Rider (“Extension Rider”) is made and entered into by and between LEGACY SABRE SPRINGS, LLC, a California limited liability company (“Landlord”), and 1ST PACIFIC BANK OF CALIFORNIA, a California corporation (“Tenant”), and is dated as of the date of the Office Lease (“Lease”) by and between Landlord and Tenant to which this Extension Rider is attached. The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease. To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1. Option Right. Landlord hereby grants Tenant two (2) options to extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which options shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below. Upon the proper exercise of an option to extend, the Lease Term shall be extended for the applicable Option Term. Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall not have the right to extend the Lease Term for the applicable Option Term if as of the date of delivery of the Exercise Notice by Tenant, or as of the end of the Lease Term (or prior Option Term, if applicable), Tenant is in default under the Lease after expiration of any applicable notice and cure period. The rights contained in this Extension Rider shall be personal to the Original Tenant and any Affiliate of Original Tenant to which Original Tenant’s entire interest in the Lease has been assigned pursuant to Section 14.7 of the Lease and may only be exercised by the Original Tenant or such Affiliate assignee, as the case may be (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease) if the Original Tenant or such Affiliate assignee, as the case may be, occupies the entire Premises as of the date of the Exercise Notice.

2. Option Rent. The annual Base Rent payable by Tenant during the applicable Option Term (the “Option Rent”) shall be equal to the “Fair Market Rental Rate” for the Premises. As used herein, the “Fair Market Rental Rate” for purposes of determining the annual Base Rent for the Option Term shall mean the annual Base Rent at which tenants, as of the commencement of the applicable Option Term, will be leasing non-sublease space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building, the Adjacent Building and in other comparable first class office buildings in the Central San Diego County area, taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the applicable Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the applicable Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the applicable Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant). All other terms and conditions of the Lease shall apply throughout the applicable Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the last Option Term described in Section 1 above.

3. Exercise of Options. Each of the options contained in this Extension Rider shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than ten (10) months nor less than nine (9) months prior to the expiration of the initial Lease Term (or first Option Term, as applicable) stating that Tenant may be interested in exercising its option; (ii) Landlord, after receipt of Tenant’s Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than seven (7) months prior to the expiration of the initial Lease Term (or first Option Term, as applicable) setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date (the “Exercise Date”) which is six (6) months prior to the expiration of the initial Lease Term (or first Option Term, as applicable), exercise the option by delivering written notice (“Exercise Notice”) thereof to Landlord. Tenant’s failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefor specified hereinabove shall be deemed to constitute Tenant’s waiver of its extension right hereunder. Tenant’s failure to timely and properly exercise the first extension option shall render all subsequent extension options (if any) null and void and of no further force or effect.

4. Determination of Option Rent. Tenant shall have no right to object to the Option Rent provided by Landlord, and if Tenant disagrees with Landlord’s determination of the Option Rent but Landlord and Tenant are unable to resolve such disagreement as to the Option Rent prior to the Exercise Date, then either (i) Tenant shall accept Landlord’s determination of the Option Rent by exercising its option to extend the Lease Term by delivering Tenant’s Exercise Notice to Landlord on or before the Exercise Date, or (ii) Tenant shall be deemed to have relinquished its option to extend the Lease Term, in which event Tenant’s option to extend the Lease Term (and any subsequent right to extend the Lease Term) shall be null and void as of the Exercise Date, and Landlord and Tenant shall have no further liability to the other under this Extension Rider.

1

“Landlord”:

LEGACY SABRE SPRINGS, LLC,
a California limited liability company

By:	Legacy Partners 2343 L.P., a California limited partnership, its managing member

	By:	/s/ Gary Rossi
		Name:	Gary Rossi
Its:

“Tenant”:

1ST PACIFIC BANK OF CALIFORNIA,
a California corporation

By:	/s/ A. Vincent Siciliano
	Name:	A. Vincent Siciliano
	Its:	CEO

By:
Name:
Its:

2